UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 11, 2008, Entravision Communications Corporation (the “Company”) entered into a three-year employment agreement with Christopher T. Young, pursuant to which he will serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. This agreement, effective as of May 12, 2008, replaces a prior agreement with Mr. Young pursuant to which Mr. Young served as the President of our outdoor division, which the Company has entered into a definitive agreement to sell to Lamar Advertising Company.

The agreement with Mr. Young provides for an initial base salary of $350,000 per year, which may be increased on the first and second anniversaries of the effective date of the agreement, in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Mr. Young is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to fifty percent (50%) of his then-applicable base salary. Mr. Young is also eligible to receive equity incentive grants under the Company’s 2004 Equity Incentive Plan, or any successor plan thereto, in the discretion of the Compensation Committee.

If Mr. Young’s employment is terminated by the Company without cause, or should Mr. Young voluntarily terminate his employment for good reason (as such term is defined in the agreement), Mr. Young will be entitled to receive: (i) all accrued salary and any bonus approved by the Compensation Committee through the date of termination; and (ii) severance compensation in an amount equal to Mr. Young’s then-current annual base salary. If Mr. Young’s employment is terminated by the Company for cause (as such term is defined in the agreement), Mr. Young will be entitled to receive only any accrued salary and benefits through the date of termination, and shall be ineligible for any bonus.

On April 11, 2008, the Company entered into a Separation and Transition Agreement with John F. DeLorenzo (the “Separation Agreement”), in connection with Mr. DeLorenzo’s resignation as the Company’s Executive Vice President, Chief Financial Officer and Treasurer effective May 9, 2008. Pursuant to the Separation Agreement, Mr. DeLorenzo will serve as a consultant to the Company until December 31, 2008. The Separation Agreement provides that Mr. DeLorenzo shall be entitled to receive: (i) payments in an aggregate amount equal to $108,425 payable in equal monthly installments; (ii) a discretionary bonus for the first quarter of 2008 in an amount equal to $27,106; and (iii) the vesting of 25,000 restricted stock units previously granted to Mr. DeLorenzo as of November 15, 2008. In addition, pursuant to the Separation Agreement, Mr. DeLorenzo provides the Company with a general release and agrees to certain confidentiality, non-solicitation, non-competition and non-disparagement covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: April 11, 2008	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer